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                                                                    Exhibit 99.1

                        ADVENTRX EXPANDS BOARD MEMBERSHIP

SAN DIEGO - AUGUST 12, 2005 - ADVENTRX Pharmaceuticals, Inc. (Amex: ANX) today announced the appointment of Keith Meister to its board of directors, increasing board membership from five to six. Mr. Meister was nominated to the ADVENTRX board by investor Carl Icahn in accordance with the terms of ADVENTRX's $20 million private equity financing completed late last month.

"We welcome Keith to our board and look forward to calling upon his financial experience," said Evan M. Levine, ADVENTRX president and CEO. "We believe Keith will provide an important voice on our board at this key time in our corporate development, as we move forward with CoFactor(TM) development and evaluate additional product pipeline opportunities."

Mr. Meister is currently CEO of American Property Investors, Inc., a general partner of American Real Estate Partners, L.P. (NYSE: ACP). He also serves as senior investment analyst of High River Limited Partnership, Icahn Partners LP and Icahn Partners Master Fund LP. Previously, Mr. Meister co-founded and served as co-president of J Net Ventures, a venture capital fund focused on investments in information technology and enterprise software businesses. Before that, he served as an investment professional at Northstar Capital Partners, a real estate investment partnership, and as an investment analyst in the investment banking group at Lazard Freres.

Mr. Meister currently serves as a director of Icahn Fund Ltd., XO
Communications, Inc., American Entertainment Properties Corp., and Scientia Corporation, a private health care venture company. He received his A.B. in government, cum laude, from Harvard College in 1995.

ABOUT ADVENTRX

ADVENTRX Pharmaceuticals is a biopharmaceutical research and development company focused on introducing new technologies for anticancer and antiviral treatments that improve the performance and safety of existing drugs, by addressing significant problems such as drug metabolism, toxicity, bioavailability and resistance. The Company's lead compound, CoFactor is a biomodulator of 5-fluororacil (5-FU), a widely used cancer chemotherapy. CoFactor met the primary endpoint for response and secondary endpoint for safety in an ongoing Phase II clinical trial. CoFactor is currently being tested with 5-FU in this US-based Phase II clinical trial and an EU-based Phase IIb clinical trial as a first line treatment of metastatic colorectal cancer. In addition, CoFactor has received clearance under a special protocol assessment from the US FDA to begin a Phase III pivotal clinical trial for metastatic colorectal cancer. More information can be found on the Company's Web site at www.adventrx.com.

FORWARD LOOKING STATEMENT

This press release contains forward-looking statements within the meaning of the "safe harbor" provisions of the Private Securities Litigation Reform Act of 1995. Such statements are made based on management's current expectations and beliefs. Actual results may vary from those currently anticipated based upon a number of factors, including uncertainties inherent in the drug development process, the timing and success of clinical trials, the validity of research results, and the receipt of necessary approvals from the FDA and other regulatory agencies. For a discussion of such risks and uncertainties, which could cause actual results to differ from those contained in the forward-looking statements, see "Risk Factors" in the Company's last quarterly report on Form 10-Q, as well as other reports that the Company files from time to time with the Securities and Exchange Commission. All forward-looking statements are qualified in their entirety by this cautionary statement. The Company undertakes no obligation to release publicly any revisions, which may be made to reflect events or circumstances after the date hereof.

Contact:
ADVENTRX PHARMACEUTICALS
Andrea Lynn
858-552-0866

Investor Contact:
LIPPERT/HEILSHORN & ASSOCIATES
Jody Cain (jcain@lhai.com)
Brandi Floberg (bfloberg@lhai.com)
310-691-7100